Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2008, except as to the reporting segment revision described in Note 18 “Business Segment and Geographic Area Information” which is as of March 4, 2009, relating to the consolidated financial statements and financial statement schedule, which appear in Graphic Packaging Holding Company’s (formerly known as Graphic Packaging Corporation) Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement
/s/ PricewaterhouseCoopers
Atlanta, Georgia
April 27, 2010